Exhibit 99.1

IVAX DIAGNOSTICS RELEASES THIRD QUARTER RESULTS

Third Quarter Revenues Increase 5.5% over 2003

YTD Revenue Increases 7.8% over Prior Year

MIAMI—(BUSINESS WIRE)—November 11, 2004—IVAX Diagnostics, Inc. (AMEX:IVD) reported net revenues for the third quarter of 2004 of $4,583,000, a 5.5% increase over net revenues of $4,344,000 for the same period of 2003. IVAX Diagnostics reported a net loss of $94,000 for the third quarter of 2004 compared to a net loss of $183,000 for the third quarter of 2003. Net revenues for the nine months ended September 30, 2004 totaled $14,321,000, an increase of $1,042,000, or 7.8%, from the $13,279,000 reported in the prior year comparable period. Net income for the nine months ended September 30, 2004 was $130,000 compared with a net loss of $578,000 during the comparable period of the prior year.

Giorgio D’Urso, CEO and president of IVAX Diagnostics, said, “Our net loss for the third quarter, which is traditionally impacted by the seasonal sales slowdown in Europe attributable to the traditional summer vacation months, occurred after achieving two consecutive quarters of profitability during the first and second quarters of 2004. Contributing to this loss was an increase in selling expenses in anticipation of the introduction of our new PARSEC™ System. This new instrument system, which has already been presented at trade shows in the United States and Europe, has generated a high level of interest and we believe it offers the automation and productivity that laboratories are looking for. We expect to begin deliveries of this new system in 2005 and believe that this will have a positive impact on our instrument placement activity as well as the associated sale of our autoimmune and infectious disease assays. As previously announced, we have also entered into two strategic agreements that we expect to allow us to begin marketing hepatitis products in conjunction with our new PARSEC™ System; and we expect this new sales activity to commence in 2005 as well.”

Phillip Frost, M.D., IVAX Diagnostics’ Chairman said, “We believe that the fundamental strategy of IVAX Diagnostics has it positioned for future success. We are excited about the new PARSEC™ System and look forward to the positive impact it is expected to have. We believe this new instrumentation system, and its revolutionary approach to diagnostic automation, will open up many new opportunities for growth and expansion.”

About IVAX Diagnostics, Inc.

IVAX Diagnostics, Inc., headquartered in Miami, Florida, develops, manufactures and markets proprietary diagnostic reagents, instrumentation and software in the United States and Italy through its three subsidiaries: Diamedix Corporation, Delta Biologicals S.r.l. and ImmunoVision, Inc. IVAX Corporation (AMEX:IVX, LSE:IVX.L) owns approximately 72% of IVAX Diagnostics, Inc.

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are

cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of IVAX Diagnostics, Inc., including, without limitation: risks and uncertainties regarding the PARSECTM System, including, without limitation, that the PARSECTM System may not be available when or perform as expected, may not have a positive impact on IVAX Diagnostics’ instrument placement activity or sale of autoimmune and infectious disease assays, or may not be a factor in the future growth of IVAX Diagnostics, that IVAX Diagnostics may not be successful in its marketing of the PARSECTM System, and that customers may not integrate the PARSECTM System into their operations as readily as expected; that IVAX Diagnostics may not be able to manufacture its own hepatitis products or raw materials or be able to sell hepatitis products when expected; that IVAX Diagnostics may not experience growth or expansion; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risk factors set forth above, investors should consider the economic, competitive, governmental, technological and other factors discussed in IVAX Diagnostics’ filings with the Securities and Exchange Commission.

IVAX DIAGNOSTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

Period Ended September 30,	Three Months		Nine Months
	2004	2003	2004	2003
Net revenues	$4,582,855	$4,343,688	$14,320,744	$13,278,722
Cost of sales	1,938,441	1,712,614	5,857,632	5,493,249

Gross profit	2,644,414	2,631,074	8,463,112	7,785,473

Operating expenses:
Selling	1,488,862	1,329,331	4,250,732	4,006,052
General and administrative	1,080,540	1,196,470	3,345,257	3,634,895
Research and development	327,039	304,561	961,869	995,062

Total operating expenses	2,896,441	2,830,362	8,557,858	8,636,009

Loss from operations	(252,027)	(199,288)	(94,746)	(850,536)

Other income:
Interest income	53,433	40,150	137,566	181,770
Other income (expense), net	77,761	(5,465)	103,573	145,518

Total other income, net	131,194	34,685	241,139	327,288

Income (loss) before income taxes	(120,833)	(164,603)	146,393	(523,248)

Provision for (benefit from) income taxes	(26,757)	18,581	16,792	55,062

Net income (loss)	$(94,076)	$(183,184)	$129,601	$(578,310)

Basic earnings (loss) per common share	$0.00	$(0.01)	$0.00	$(0.02)

Diluted earnings (loss) per common share	$0.00	$(0.01)	$0.00	$(0.02)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	27,019,829	27,643,848	27,448,896	27,567,667

Diluted	27,019,829	27,643,848	28,253,534	27,567,667

IVAX DIAGNOSTICS, INC.

CONDENSED BALANCE SHEETS

	September 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,909,340	$15,464,839
Accounts receivable, net of allowances for doubtful accounts of $2,985,287 in 2004 and $2,897,833 in 2003	7,105,568	6,676,910
Inventories	4,796,946	4,473,062
Other current assets	2,146,903	1,649,360

Total current assets	25,958,757	28,264,171

Property, plant and equipment, net	2,227,947	2,128,029
Goodwill, net	6,691,829	6,683,461
Equipment on lease	870,583	1,205,593
Other assets	70,663	84,240

Total assets	$35,819,779	$38,365,494

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,179,643	$810,694
Accrued expenses and other current liabilities	2,639,379	3,119,941

Total current liabilities	3,819,022	3,930,635

Other long-term liabilities	569,410	471,577

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares, issued and outstanding 27,019,829 in 2004 and 27,659,329 in 2003	270,198	276,593
Capital in excess of par value	41,010,041	43,582,346
Accumulated deficit	(8,971,503)	(9,101,104)
Accumulated other comprehensive loss	(877,389)	(794,553)

Total shareholders’ equity	31,431,347	33,963,282

Total liabilities and shareholders’ equity	$35,819,779	$38,365,494

Contact:	Duane M. Steele
IVAX Diagnostics, Inc.
305-324-2338
www.ivaxdiagnostics.com